Exhibit 23.4

John T. Boyd Company Mining and Geological Consultants

Chairman	March 24, 2017
James W. Boyd	File: 3741.001

President and CEO
John T. Boyd II

Managing Director and COO Ronald L. Lewis	Mr. Matthew B. Bendernagel Manager of Geology
Vice Presidents Richard L. Bate	Preferred Proppants LLC 100 Matsonford Road, Suite 101 Radnor, PA 19087
Robert J. Farmer
James F. Kvitkovich	Subject: Consent to be Named in Registration Statement
Russell P. Moran
Donald S. Swartz	Dear Mr. Bendernagel:
John L. Weiss
Michael F. Wick
William P. Wolf

Managing Director - Australia

Ian L. Alexander

Managing Director - China
Jisheng (Jason) Han

Managing Director - South America

Carlos F. Barrera

Assistant to the President

Mark P. Davic

Pittsburgh

4000 Town Center Boulevard, Suite 300

Canonsburg, PA 15317

(724) 873-4400

(724) 873-4401 Fax

jtboydp@jtboyd.com

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Preferred Sands, Inc. and the related prospective that is a part thereof (the “Registration Statement”). We hereby further consent to (i) the use in such Registration Statement of information contained in our reports setting forth the estimates of reserves of Preferred Sands, Inc. as of December 31, 2016 and (ii) the reference to us under the heading “Experts” in such Registration Statement.

Denver
(303) 293-8988
jtboydd@jtboyd.com

Brisbane	Respectfully submitted,
61 7 3232-5000
jtboydau@jtboyd.com	JOHN T. BOYD COMPANY
By:
Beijing	/s/ Ronald L. Lewis
86 10 6500-5854	Ronald L. Lewis
jtboydcn@jtboyd.com	Managing Director and COO

Bogota
+57-3115382113
jtboydcol@jtboyd.com

www.jtboyd.com